EXHIBIT 99.A

News For Immediate Release

El Paso Corporation Sells Remaining Interests in Enterprise Products GP, LLC and Enterprise Products Partners L.P.

HOUSTON, TEXAS, January 14, 2005—El Paso Corporation (NYSE:EP) announced today that it has sold its remaining interests in Enterprise Products GP, LLC and Enterprise Products Partners L.P. (Enterprise) to affiliates of EPCO, Inc. for approximately $425 million.  The transaction includes the sale of El Paso’s 9.9-percent membership interest in the general partner of Enterprise and approximately 13.5 million common units in Enterprise.  El Paso expects to report a gain in excess of $150 million on this sale.

“El Paso has now received total cash proceeds of $1.8 billion from the sale of its interests in the former GulfTerra Energy Partners, L.P. and related assets to Enterprise and to EPCO, Inc.,” said Doug Foshee, president and chief executive officer of El Paso Corporation. “It has been a pleasure to work with the Enterprise management team on these transactions, which will allow us to exceed the $4-billion mark in assets sold since late 2003.”

This sale is an incremental part of El Paso's plan to reduce the company's debt, net of cash, to approximately $15 billion by year-end 2005. To date, the company has announced or closed approximately $4.1 billion of asset sales. In addition, these announced or closed asset sales will eliminate approximately $1.6 billion of associated non-recourse debt from El Paso's balance sheet.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan, including achieving our debt-reduction targets; our ability to close our announced asset sales on a timely basis; the uncertainties associated with governmental regulation; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Kim Wallace, Manager
Office: (713) 420-6330
Fax: (713) 420-6341